PRESS RELEASE

Silver Dragon Appoints David Wahl to its Board of Directors

TORONTO, ONTARIO--(NEWSWIRE)—April 1, 2015 -- Silver Dragon Resources Inc. (OTCQB: SDRG – News) (the “Company”) is pleased to announce the appointment of David G. Wahl, P. Eng., P.Geo., ICD.D to the Company’s Board of Directors. Mr. Wahl is a graduate of the Colorado School of Mines with a degree of “Engineer of Mines” and holds specialists designations in exploration and development. Over his 45 year professional career he has examined mineral properties on six continents and in over 70 countries. Mr. Wahl has held the position of Director and CEO of several public companies.

Currently Mr. Wahl is Chairman of Southampton Associates Inc., a mineral and venture capital consultancy he founded in 1995; he is a Director of Li 3 Energy, currently developing a lithium/potash brine property on Salar Maricunga in Chile and a Director of Renforth Resources Inc, currently undertaking resource definition drilling on its New Alger old project, located along the Cadillac break in the province of Quebec. During his professional career Mr. Wahl has served as independent Director of 15 Canadian and US publically listed companies.

As a director of the Prospectors and Developers Association, Mr. Wahl provided independent peer review of the OSC/TSE Mining Standard Task Force and for National Instrument 43-101 and its subsequent amendments. Mr. Wahl has been a technical advisor to Canadian Financial Institutions, Provincial and Federal Government Agencies, exploration and mining companies and national legal and accounting firms. Mr. Wahl is an accredited member of the Professional Engineers of Ontario, the Professional Geoscientists of Ontario and the Institute of Corporate Directors.

“The appointment of David Wahl to Silver Dragon’s Board of Directors continues the Company’s strategy to expand the capacity and experience of the Board through the appointment of seasoned directors,” commented Marc Hazout, President and Chief Executive Officer of Silver Dragon Resources Inc.

Following this appointment, Silver Dragon’s Board of Directors is made up of five directors.

About Silver Dragon

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of gold and silver mines in proven mining districts globally. Silver Dragon's objective is to acquire mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant precious metal producer.

For more information, please visit the Company's website at:
www.silverdragonresources.com (available in Chinese).

"Safe-Harbor" Statement: This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company may not be realized. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially.

Contacts:
Silver Dragon Resources Inc.
Marc Hazout
President and CEO
(416) 223-8500 or Toll Fee: 1-866-512- SDRG (7374)

Email: info@silverdragonresources.com